Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS FOURTH QUARTER 2011 RESULTS

HAMDEN, CT – March 8, 2012 – TransAct Technologies Incorporated (NASDAQ: TACT), a global leader in market-specific printers for transaction-based and other industries, today announced financial results for the three months and full year ended December 31, 2011.  Summary results for the periods are as follows:

	Three months ended Dec. 31,			Full year ended Dec. 31,
(in $000s, except EPS)	2011	2010	% change	2011	2010	% change
Net Sales	$13,645	$16,174	-15.6%	$65,969	$63,194	4.4%

Operating income	866	1,450	-40.3%	6,989	5,861	19.2%
Net income	570	1,078	-47.1%	4,676	3,904	19.8%
Diluted earnings per share	$0.06	$0.11	-45.4%	$0.49	$0.41	19.5%

“Despite another challenging year in the world economy, we once again managed to increase our sales and, more importantly, our earnings by 20% from the prior year,” said Bart C. Shuldman, Chairman and Chief Executive Officer of TransAct Technologies.  “This is a testament to the fantastic job performed by the entire TransAct team in the face of a continued challenging economy. In addition, we are very proud of achieving a record quarterly gross margin of 41.6% in the fourth quarter of 2011, aided by our acquisition of Printrex and continued above-market performance in our domestic casino and gaming market.  In addition, we were pleased to provide a return to our shareholders in 2011 through the repurchase of approximately 3% of our outstanding common stock for $2.7 million.  Looking into 2012, we are excited about the completion of the first installation of the EPICENTRAL™ Print System, and are encouraged that we will be able to sign up additional properties throughout the year.  Further, we will have a full year’s contribution from Printrex, which will further add to our revenue stream and provide continued expansion of our gross margin for 2012.”

Mr. Shuldman continued, “For the fourth quarter of 2011, our overall casino and gaming sales were down 16% from the prior-year quarter, as growth of 23% in our domestic casino and gaming market was more than offset by a 38% decline in international sales.  Printrex printer sales for the fourth quarter – our first full quarter of owning Printrex – were $1.2 million.  Banking and POS sales declined 42% on a year-over-year basis, as the U.S. rollout of printers for the two projects at McDonald’s continues to wind down.  Lottery printer sales were down 50% to $0.9 million as shipments of thermal printers to GTECH returned to more normalized levels.  TransAct Services Group revenue declined 11% compared to the fourth quarter of 2010, primarily as a result of lower sales of consumable products.  Finally, our balance sheet remains solid, with $6.9 million in cash and no debt outstanding as of December 31, 2011.”

Fourth Quarter 2011 Results

Revenue for the fourth quarter of 2011 was $13.6 million, a decrease of 16% compared to $16.2 million in the prior-year period.  Gross margin for the fourth quarter of 2011 increased to 41.6% from 34.9% in the prior-year quarter as the Company experienced a more favorable sales mix, as well as contribution from the higher-margin Printrex business.  Operating expenses were $4.8 million, an increase of $0.6 million from the prior-year period, driven mainly by expenses related to the Printrex acquisition.  Specifically, operating expenses included approximately $0.2 million of integration expenses, as well as amortization of intangible assets, related to the acquisition of Printrex.  The Company recorded net income in the fourth quarter of 2011 of approximately $0.6 million, or $0.06 per diluted share, compared to net income of approximately $1.1 million, or $0.11 per diluted share, in the prior-year period.

Commenting on the financial results, Steven A. DeMartino, President and Chief Financial Officer of TransAct Technologies said, “While the fourth quarter proved to be a challenge, we were pleased to see another significant increase in our domestic casino and gaming revenue despite a difficult market and a record-breaking quarterly gross margin aided by sales of our higher-margin casino and gaming printers and our new Printrex printers.”

Full Year 2011 Results

Revenue for the full year ended December 31, 2011 was $66.0 million, an increase of 4% compared to $63.2 million in the prior year.  Gross margin for the full year ended December 31, 2011 was 37.3%, an increase of approximately 160 basis points from 35.7% in the prior-year period.  Operating expenses, which included a restructuring charge of $0.2 million related to the closing of the New Britain, CT service facility and $0.4 million of transaction and integration expenses as well as amortization of intangible assets related to the acquisition of Printrex, were $17.6 million, an increase of $1.0 million.  Excluding these charges, operating expenses increased $0.4 million from the prior year.  The Company recorded net income of approximately $4.7 million, or $0.49 per diluted share, for the full year ended December 31, 2011, compared to net income of approximately $3.9 million, or $0.41 per diluted share, for the prior year.

2012 Outlook

Looking ahead, TransAct expects another year of revenue and earnings per share growth in 2012 compared to 2011.  TransAct also expects to see free cash flow (cash flow provided by operations less capital expenditures) of at least $7 million in 2012.

Liquidity and Capital Resources

As of December 31, 2011, TransAct had approximately $6.9 million in cash and cash equivalents, and no debt obligations outstanding under its $20 million revolving credit facility.  The Company also repurchased 92,183 shares for approximately $0.6 million (average price of $6.56 per share) during the fourth quarter of 2011 under its stock repurchase program.  TransAct’s $15 million repurchase program allows the Company to repurchase up to $12.1 million in additional shares through May 2013.

Investor Conference Call / Webcast Details

TransAct will review detailed fourth quarter 2011 results during a conference call today at 5:00 PM EST. The conference call-in number is 888-481-2845.  A replay of the call will be available from 8:00 PM EST on Thursday, March 8 through midnight EDT on Thursday, March 15 by telephone at 877-870-5176; passcode 9203412.  Investors can also access the conference call via a live webcast on the Company's website at http://www.transact-tech.com.  A replay of the call will be archived on that website for one week.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated (NASDAQ: TACT) is a leader in developing and manufacturing market-specific printers for transaction-based and other industries. These industries include casino, gaming, lottery, banking, kiosk, point-of-sale, oil and gas, and medical and mobile.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca®, Epic and Printrex® product brands.  TransAct distributes its printers through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over two million printers installed around the world.  TransAct is committed to world-class printer service, spare parts and accessories required by a growing worldwide installed base of printers.  Beyond printers, TransAct is a leader in providing printing supplies to the full transaction printer market.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumables items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming, government and oil and gas exploration markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products.  TransAct is headquartered in Hamden, CT.  For more information, please visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements:
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, the Company’s ability to successfully integrate the Printrex business with its existing operations; customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; dependence on contractor manufacturers for the assembly of a large portion of our products in China; the ability to protect intellectual property; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; and risks associated with potential future acquisitions. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Contact:

TransAct Technologies Incorporated
Steven DeMartino, President and Chief Financial Officer
203-859-6810

ICR Inc.
William Schmitt
203-682-8200

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 31,		December 31,
	2011	2010	2011	2010
Net sales	$13,645	$16,174	$65,969	$63,194
Cost of sales	7,964	10,527	41,343	40,646
Gross profit	5,681	5,647	24,626	22,548

Operating expenses:
Engineering, design and product development	986	739	3,418	3,000
Selling and marketing	1,772	1,666	6,402	6,407
General and administrative	2,057	1,792	7,633	7,280
Restructuring	-	-	184	-
	4,815	4,197	17,637	16,687
Operating income	866	1,450	6,989	5,861

Interest and other income (expense):
Interest, net	-	4	18	(9)
Other, net	1	(19)	1	(25)
	1	(15)	19	(34)

Income before income taxes	867	1,435	7,008	5,827
Income tax provision	297	357	2,332	1,923
Net income	$570	$1,078	4,676	$3,904

Net income per common share:
Basic	$0.06	$0.11	$0.50	$0.42
Diluted	$0.06	$0.11	$0.49	$0.41

Shares used in per share calculation:
Basic	9,466	9,415	9,443	9,390
Diluted	9,569	9,623	9,603	9,590

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010
Banking and point-of-sale	$1,837	$3,165	$9,943	$14,528
Casino and gaming	6,193	7,370	24,955	25,678
Lottery	867	1,718	14,933	8,142
Printrex	1,246	-	1,710	-
TransAct Services Group	3,502	3,921	14,428	14,846
Total net sales	$13,645	$16,174	$65,969	$63,194

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	December 31,	December 31,
(In thousands)	2011	2010
Assets:
Current assets:
Cash and cash equivalents	$6,863	$11,285
Accounts receivable, net	9,583	10,864
Inventories	14,151	12,795
Refundable income taxes	446	-
Deferred tax assets	1,636	1,705
Other current assets	375	403
Total current assets	33,054	37,052

Fixed assets, net	3,358	4,071
Goodwill	2,518	1,469
Deferred tax assets	890	789
Intangible assets, net	2,861	221
Other assets	59	19
	9,686	6,569
Total assets	$42,740	$43,621

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$3,019	$8,342
Accrued liabilities	2,672	2,865
Deferred revenue	141	320
Total current liabilities	5,832	11,527

Deferred revenue, net of current portion	224	295
Deferred rent, net of current portion	357	393
Accrued contingent consideration	680	-
Other liabilities	334	272
	1,595	960
Total liabilities	7,427	12,487

Shareholders’ equity:
Common stock	108	106
Additional paid-in capital	25,058	22,875
Retained earnings	21,613	16,937
Accumulated other comprehensive loss, net of tax	(71)	(69)
Treasury stock, at cost	(11,395)	(8,715)
Total shareholders’ equity	35,313	31,134
Total liabilities and shareholders’ equity	$42,740	$43,621